SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG HOUSTON LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

Exhibit 23.01

CONSENT OF COUNSEL

We hereby consent to all references to our firm under the captions “Federal Income Tax Aspects” and “Certain Legal Matters” in this Amendment No.1 to the Registration Statement, as filed with the United States Securities and Exchange Commission on or about April 30, 2012, and the related Prospectus of Superfund Gold, L.P.

/s/ Sidley Austin LLP

April 30, 2012

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships